UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

ALIMERA SCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6120 Windward Parkway
Suite 290
Alpharetta, Georgia	30005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On January 31, 2014 (the “Issuance Date”), Alimera Sciences, Inc. (“Alimera”) issued an aggregate of 6,250,000 shares of its common stock for aggregate gross proceeds of approximately $37.5 million (the “Private Placement”). The Private Placement was issued and sold pursuant to a Securities Purchase Agreement, dated January 27, 2014, between Alimera and certain purchasers. The per share purchase price of a share of common stock was $6.00. Cowen and Company, LLC served as sole placement agent in the Private Placement.

The issuance was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and was made without general solicitation or advertising. Each purchaser represented that it is an accredited investor with access to information about Alimera sufficient to evaluate the investment and that the common stock was being acquired without a view to distribution or resale in violation of the Securities Act. A Form D filing will be made in accordance with the requirements of Regulation D. In connection with the Private Placement, Alimera has agreed to file one or more registration statements registering for resale the shares of common stock sold in the Private Placement. The securities offered have not been registered under the Securities Act, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

Item 8.01. OTHER EVENTS

On February 3, 2014, Alimera issued a press release announcing the closing of the Private Placement which is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits – The following exhibits are filed as part of this report:

Exhibit No.	Description
10.42	Form of Securities Purchase Agreement dated January 27, 2014 (1)

99.1	Press Release of Alimera Sciences, Inc. dated February 3, 2014

(1)	Filed as an exhibit to Alimera’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 27, 2014 and incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: February 3, 2014	By:	/s/ Richard S. Eiswirth, Jr.
	Name:	Richard S. Eiswirth, Jr.
	Title:	Chief Operating Officer and Chief Financial Officer